EXHIBIT 10.7

SOLAR MODULE SUPPLY AGREEMENT

THIS SOLAR MODULE SUPPLY AGREEMENT is entered into as of June 1, 2016 (the “Effective Date”), by and between SunSpark Technology Inc., a California corporation (“SunSpark”), and SolarMax Technology, Inc., a Nevada corporation (“SolarMax”). SunSpark and SolarMax together shall be referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, SunSpark is in the business of designing, developing, manufacturing, marketing and selling photovoltaic modules, and SolarMax is in the business of installing, marketing and selling photovoltaic panels; and

WHEREAS, SolarMax wishes to secure a supply of photovoltaic modules and to purchase quantities of photovoltaic modules from SunSpark, and SunSpark wishes to provide a supply of photovoltaic modules and to sell quantities of photovoltaic modules to SolarMax.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, SunSpark and SolarMax agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms have the meanings set out in this Section, or in the Section in which they first appear in this Agreement.

“Agreement” shall mean this Solar Module Supply Agreement, including all Attachments and Exhibits hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday, or (ii) any other day on which banks located in New York, New York generally are closed for business.

“Dollar”, “Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Governmental Authority” shall mean any federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article IV.

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“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article IV.

“Initial Term” shall have the meaning set forth in Section 3.01.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority.

“Loss” or “Losses” shall mean any and all damages, fines, fees, taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claims, (ii) asserting or disputing any rights under this Agreement against any Party hereto or otherwise, or (iii) settling any action or proceeding or threatened action or proceeding).

“Modules” shall mean the photovoltaic modules described in Attachment A attached hereto.

“Person” shall mean any natural person, corporation, proprietorship, firm, partnership, limited partnership, limited liability company or partnership, trust, joint venture, union, association, Governmental Authority or other entity.

“Subsidiaries” shall mean any Person subject to control by either Party, or any of their respective affiliates. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

ARTICLE II
SUPPLY OF MODULES

Section 2.01 Module Specifications. Subject to the annual technology reviews as set forth in Section 2.10 below, the Modules to be supplied under this Agreement shall meet the specifications as agreed to by the Parties as set forth in Attachment A attached hereto. SunSpark shall maintain, in accordance with SunSpark’s standard procedures, accurate records and data for any quality testing done by or for SunSpark of any Modules purchased by SolarMax hereunder and shall make such records and test data available to SolarMax upon reasonable request.

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Section 2.02 Quantity and Price. During the Term, SolarMax agrees to purchase from SunSpark, and SunSpark agrees to supply SolarMax, a 150-megawatt quantity of Modules, at $0.75 per watt, or $112,500,000.00 in the aggregate; provided, in any given one-year period during the Term, SolarMax shall purchase no less than a 30-megawatt quantity of Modules.

Section 2.03 Purchase Orders and Order Acknowledgements. SolarMax will issue each written purchase order to SunSpark through e-mail, fax or internationally recognized carrier. Such purchase orders shall contain the requested delivery dates. All such purchase orders shall be subject to the terms and conditions set forth in this Agreement. SunSpark shall, within five (5) Business Days after it receives any such purchase order, respond to such SolarMax purchase orders with a written order acknowledgement (a “SunSpark Order Acknowledgement”), which SunSpark Order Acknowledgement will set forth those requested SolarMax quantities for which SunSpark can then confirm a quantity (which quantity may be a partial quantity of the SolarMax purchase order) and an estimated shipment calendar week. Each SunSpark Order Acknowledgements shall reference the applicable SolarMax purchase order. Until such time as SunSpark has provided SolarMax with an SunSpark Order Acknowledgement for all Modules requested on a SolarMax purchase order, such purchase order shall not be deemed accepted by SunSpark for the full amount of Modules, but shall only be deemed accepted by SunSpark for that amount of Modules for which a confirmed quantity and shipment week has been provided. Unless expressly agreed in writing by SunSpark and SolarMax, no additional or different terms or conditions contained in any quotation, sales order, acknowledgement form, purchase order or other communication from SunSpark or SolarMax shall be binding upon SunSpark or SolarMax, and each Party hereby objects to any such additional or different terms or conditions. SolarMax shall, within seven (7) days after receipt of a SunSpark Order Acknowledgement, make arrangements for SunSpark to receive payment of 30% of the purchase price for that amount of Modules in the purchase order deemed accepted by SunSpark. To the extent there is any conflict among the terms and conditions of this Agreement, any SolarMax purchase order and any SunSpark Order Acknowledgement, the terms of this Agreement shall apply.

Section 2.04 SunSpark Invoices. SunSpark invoices shall reference the applicable SolarMax purchase order and shall be submitted for payment by SunSpark to the SolarMax accounts payable address specified in writing from time to time by SolarMax. To the extent there is any conflict between the terms and conditions of this Agreement and of any such invoice, the terms of this Agreement shall apply. All prices in the invoices shall be based on the $0.75 per watt price set forth in Section 2.02.

Section 2.05 Shipment Terms.

(a) Shipping Terms. All sales of Modules hereunder shall be delivered to one of SolarMax’s designated distribution warehouses. SunSpark shall give written notice of shipment to SolarMax when the Modules are delivered to a carrier for transportation to such warehouse. SunSpark shall provide SolarMax all shipping documents, including the commercial invoice, packing list, bill of lading and any other documents necessary to release the Modules to SolarMax after SunSpark delivers the Modules to the transportation carrier. SunSpark shall pack and ship Modules in accordance with then-current industry standards and practice.

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(b) Shipment Date. Per Section 2.03 above, the scheduled shipment date for Modules will be specified by SunSpark in the SunSpark Order Acknowledgment.

(c) Shipment Instructions. SolarMax shall furnish written shipping instructions to SunSpark from time to time, and such shipping instructions, if different from the last shipping instructions provided by SolarMax to SunSpark, shall take effect no earlier than five (5) Business Days after receipt of such written instructions by SunSpark.

(d) Shipment Date Change Requests. SolarMax may request to delay or pull in shipment of an individual delivery or any part thereof upon written notice to SunSpark, subject to the following conditions:

(i) Unless agreed to by SunSpark, the shipment date change request notice must be received by SunSpark at least seven (7) days prior to the scheduled shipment date; and

(ii) In the event of an accepted shipment date change request, SolarMax shall accept delivery of and pay for Modules already manufactured or in the process of manufacture for such accepted purchase order at the time the shipment date change request notice is received by SunSpark.

Section 2.06 Title and Risk of Loss. Title to and risk of loss of Modules shall pass to SolarMax at the time when the Modules have been delivered to SolarMax at one of SolarMax’s designated distribution warehouses.

Section 2.07 Payment Terms; Delivery Terms; Freight Terms.

(a) SunSpark shall issue an invoice to SolarMax for each shipment of Modules. All invoices will be in Dollars. Payment of invoices by SolarMax shall be in Dollars, by wire transfer, check or by other means mutually agreed on by the Parties. For each shipment of Modules, arrangements for payment for the remaining 70% of the purchase price is due fifteen (15) days from the date SolarMax receives such shipment. If SolarMax fails to pay the purchase price when due for any shipment, SunSpark may, but need not, require receipt of payment in full prior to manufacturing the balance of any outstanding or subsequent order. Payment of sums due from SolarMax shall be made upon terms set forth above. SunSpark may recover for each delivery hereunder as a separate transaction, without reference to any other delivery.

(b) SunSpark shall select the carrier and shall negotiate with the carrier the transportation charges. SunSpark shall pay all freight and transportation costs associated with sales of Modules under this Agreement delivered to one of SolarMax’s designated distribution warehouses, pursuant to and consistent with Section 2.05(a).

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Section 2.08 Inspection. No later than within twenty (20) Business Days after receipt of each shipment of Modules by SolarMax under Section 2.05 hereof, SolarMax shall inspect such Modules for any defect (including compliance with specifications), breakage, overage or shortage. SolarMax shall be deemed to have unconditionally accepted the entire shipment unless SunSpark receives, within twenty-five (25) Business Days after SolarMax’s receipt of the Modules under Section 2.05 hereof, a written notice specifying the alleged defect, breakage, overage or shortage. If, however, the condition is not discoverable upon inspection of the Modules, then the failure of SolarMax to provide SunSpark with a written notice of claim within ninety (90) days after SolarMax’s receipt of the Modules under Section 2.05 hereof shall be a waiver of any claim relating to the Modules, whether such claim be based in contract, tort, strict liability or otherwise. SunSpark will accept Modules returned by SolarMax and will pay transportation charges for such Modules so long as the return was authorized in advance by SunSpark and SunSpark’s Returned Material Authorization number is prominently marked on each shipping container. SunSpark will not unreasonably withhold authorization for return requests where SolarMax has provided SunSpark with reasonable proof of Modules not complying with specifications, or of shortages or breakages, etc. Where SunSpark has authorized a return of Modules in accordance with the above procedures and SunSpark’s standard returns process, SunSpark shall, at its option: (a) replace the non-conforming or damaged Modules, without any additional expense to SolarMax, within twenty (20) Business Days after receiving SolarMax’s written notice, or (b) reimburse to SolarMax the price paid for the non-conforming, missing or damaged Modules, within twenty (20) Business Days after SunSpark has authorized a return of Modules in accordance with the above procedures and SunSpark’s standard returns process.

Section 2.09 Returns and Refunds. SolarMax may return for return credit, Modules purchased under this Agreement to SunSpark for any or no reasons. SunSpark will provide a return merchandise authorization (RMA) number before shipping any Modules. SunSpark shall be responsible for all shipping and handling charges on returned items, and shall bear the risk of loss during shipment.

Section 2.10 Annual Technology Reviews; Quality Considerations.

(a) Annual Technology Reviews. Both SunSpark and SolarMax agree that, starting no later than the one-year anniversary of the Effective Date, the Parties will conduct, at least annually, a review of the technology evolution for Modules, polysilicon and solar cells. The implementation of any output from such technology reviews as it relates to Modules, Module manufacturing or polysilicon manufacturing shall be made by mutual agreement if possible; provided, however, that if the Parties are unable to reach agreement, any changes to be made to Modules, Module manufacturing or polysilicon manufacturing (or not made) shall be in SunSpark’s sole reasonable discretion. The Parties also agree and acknowledge that continuous improvement efforts to Modules and Module specifications (set forth in Attachment A attached hereto) will be made by SunSpark, and SolarMax will cooperate with SunSpark to accommodate reasonable changes to such specifications. Similarly, SolarMax may also request changes to Module specifications, such as Module dimensions, with appropriate notice. SunSpark will make reasonable efforts to accommodate these requests.

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(b) Quality Considerations. The parties acknowledge that there are certain Module quality characteristics that, by their nature, may fall outside of the agreed upon specifications set forth in Attachment A attached hereto, but still may affect product performance at the cell level or module level (i.e., the Modules meet all specifications, but still cause significant deviation in performance or in SolarMax’s production line). For those Module quality characteristics that are part of the agreed upon specifications set forth in Attachment A attached hereto, Section 2.09 addresses these issues. For those Module quality characteristics that are not part of the agreed upon specifications, but such characteristics still appear to cause significant deviation in Module performance or in SolarMax’s production line, the parties will jointly agree to address such non-specification Module quality characteristics on a continuous improvement basis or on a Module replacement basis after joint analysis of Module characteristics can be correlated to any such issues (e.g., the Parties will work together to ensure that the Module breakage rate is within industry norms, assuming that SolarMax’s processes (including handling) fall within industry norms).

(c) Certifications. All Modules shall comply with the certification standards set forth in UL1703, CEC and FSEC.

Section 2.11 Representations and Warranties.

(a) SunSpark hereby acknowledges its warranty obligations set forth in Attachment B attached hereto, and further represents and warrants that the Modules delivered to SolarMax under this Agreement shall meet the specifications set forth in Attachment A attached hereto, and that SolarMax shall obtain full and unencumbered title to all Modules, free and clear of any and all rights of third parties, when title to the Modules passes to SolarMax pursuant to and consistent with Section 2.06 hereof. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, SUNSPARK MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF FITNESS OF THE MODULES FOR PARTICULAR USE OR OTHERWISE, INCLUDING WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

(b) SunSpark represents and warrants that its business has not been, and is not being, conducted in violation of any applicable Law (including, but not limited to, all export and import Laws of all countries involved in the manufacture and sale of the Modules, and all applicable anti-bribery and corrupt practice Laws) and it has not received written notice from any Governmental Authority alleging that it is in violation of any Law or governmental order (including, antidumping duties, countervailing duties or any retaliatory duties imposed by any Governmental Authority on the Modules).

Section 2.12 Limitation of Liability.

(a) Limitation. SunSpark’s total liability, and SolarMax’s exclusive remedy, for any and all Losses and damages, arising out of any cause whatsoever under any theory of contract, tort, strict liability, or other legal or equitable theory, including under a breach of representations and warranties made under Section 2.11 hereof, shall be limited solely to SolarMax’s actual direct damages directly caused by the failure of the Modules to meet the specifications set forth in Attachment A attached hereto; provided, however, that such actual direct damages may not exceed the purchase price of the Modules that caused the damages, or, at SunSpark’s option, the repair or replacement of such Modules. In no event shall SunSpark be liable for lost profits, special, incidental, consequential or punitive damages. SunSpark shall not be liable for, and SolarMax assumes liability for, all personal injury and property damage connected with the handling, transportation, possession, processing, further manufacture, other use or resale of the Modules, whether the Modules are used alone or in combination with any other material.

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(b) Patents. If any suit is brought against SolarMax for infringement of any patent, now or hereafter existing in the United States or in any country where SunSpark has furnished Modules alleging that the Modules or SunSpark’s methods of manufacturing such Modules infringe any such patent, SunSpark shall, at its own expense, defend and control the suit against these allegations, and shall pay any award of damages assessed against SolarMax in the suit to the extent only that the damages are awarded in connection specifically with the alleged infringement, provided that SolarMax gives SunSpark prompt notice in writing of the institution of the suit and, to the full extent of SolarMax’s power to do so, SunSpark is given information, reasonable assistance, and the sole authority to defend or settle the claim. SunSpark shall have no obligation under this Section 2.12(b) if the alleged infringement or violation is based upon (i) the compliance of SunSpark with SolarMax’s designs, specifications or instructions; or (ii) modifications of the Modules after they have been delivered to SolarMax; or (iii) the use of Modules in conjunction with other products not furnished by SunSpark if the alleged infringement is primarily related to such other products. SunSpark shall have no liability for infringement of patents or violation of any third party proprietary rights except as expressly provided in this Section 2.12(b).

ARTICLE III
TERM AND TERMINATION

Section 3.01 Term. The Term of this Agreement shall commence on the Effective Date and shall expire three (3) years following the Effective Date (the “Initial Term”). In no event shall this Agreement be extended beyond the Initial Term unless the Parties expressly agree on all material terms of such extension.

Section 3.02 Termination by Either Party. Either Party to this Agreement may terminate this Agreement by written notice to the other Party if, and only if, such other Party (a) becomes insolvent, (b) makes a general assignment for the benefit of creditors, (c) suffers or permits the appointment of a receiver for its business or assets, (d) becomes subject as the debtor to any proceeding under any bankruptcy or insolvency Law, whether domestic or foreign, and such proceeding is not dismissed with prejudice within sixty (60) days after filing, or (e) commences liquidation or dissolution proceedings, voluntarily or otherwise.

Section 3.03 SunSpark’s Right to Terminate. SunSpark may terminate this Agreement, by providing written notice to SolarMax, if SolarMax fails to pay any amount when due under this Agreement. Upon such early termination of this Agreement, all indebtedness of SolarMax to SunSpark under this Agreement of any kind, shall become immediately due and payable to SunSpark, without further notice to SolarMax and any deliveries of Modules to SolarMax that are scheduled to be made subsequent to the effective date of early termination of this Agreement shall be automatically cancelled, whether or not any orders for such Modules had been accepted by SunSpark. With respect to any Modules that are still in transit upon such early termination of this Agreement, SunSpark may require, in its sole discretion, that all sales and deliveries of such Modules be made on either a cash-only or certified-check basis. For the avoidance of doubt, SolarMax shall be responsible for any and all Losses arising from or relating to any failure to pay any amount due under this Agreement.

Section 3.04 Effect of Termination. Upon termination or expiration of this Agreement, the Parties’ obligations hereunder shall terminate. Notwithstanding the foregoing, the provisions of Section 2.02, Section 2.11 (subject to the time limits of Section 2.08 and Section 4.03), Section 2.12, Article IV and Article V are of a continuing nature and shall survive termination of this Agreement for any reason. No such termination shall relieve any Party from liability for any prior or subsequent breach of this Agreement.

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ARTICLE IV
INDEMNIFICATION

Section 4.01 Indemnification Generally. Subject to Section 2.12, SunSpark shall indemnify and defend SolarMax and its directors, officers, employees, contractors and agents, from any liability (including reasonable attorneys’ fees) for any Loss or injury to persons or property which may result from SunSpark’s breach of its representations, warranties or covenants in this Agreement.

Section 4.02 Resolution of Disputes; Litigation.

(a) Prior to initiating any legal or other action or proceeding against the other, the Parties shall attempt in good faith to resolve any controversy or claim arising from or relating to this Agreement promptly by negotiations between the respective representatives of the Parties. The disputing Party shall give the other Party written notice of the dispute. Within twenty (20) days after receipt of such notice, the receiving Party shall submit a written response to the other Party. The notice and response shall include a statement of the respective Party’s position and arguments supporting its position. The representatives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the disputing Party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved through negotiation within sixty (60) days after the date of the disputing Party’s notice, or if either Party will not meet with the other Party within thirty (30) days after the date of the disputing Party’s notice, then either Party is free to bring any legal action or proceeding, so long as such legal action or proceeding complies with the provisions of Section 6.12 hereof. All deadlines specified herein may be extended by mutual written agreement of the Parties.

(b) If no agreement can be reached between the Parties after good faith negotiation above, either SolarMax or SunSpark may bring any legal action or proceeding, so long as such legal action or proceeding complies with the provisions of Section 6.12 hereof, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a third party claim, in which event such action or proceeding shall not be commenced until such amount is ascertained or both Parties agree to the action or proceeding.

(c) In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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Section 4.03 Time Limits. Any right to indemnification or other recovery under this Article IV shall only apply to Losses arising from claims with respect to which the Indemnified Person shall have notified the Indemnifying Person in writing within one (1) year of the occurrence of the facts giving rise to the underlying claim; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any Losses arising from claims as to which the Indemnified Person shall have, before the expiration of the one (1) year period, previously delivered a notice pursuant to Section 4.02 to the Indemnifying Person.

Section 4.04 General Indemnification Provisions.

(a) The Indemnifying Party shall pay the Indemnified Party immediately available funds on an as-incurred basis for any Losses for which the Indemnified Party is entitled to indemnification hereunder.

(b) If and to the extent that any provision of Section 4.01 is unenforceable for any reason, each Party hereto agrees to make the maximum contribution to the payment and satisfaction of any Losses as to which such Party would otherwise have been responsible for indemnification which is permissible under applicable Law.

(c) Each Indemnifying Party hereby waives (i) presentment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment; (ii) the right, if any, to the benefit of, or to direct the application of, any security hypothecated to Indemnified Party (if any), until all indemnification liability of another Indemnifying Party to Indemnified Party, howsoever arising, shall have been satisfied; (iii) the right to require the Indemnified Party to proceed against another Indemnifying Party, or to pursue any other remedy in Indemnified Party’s power (if any); and agrees that Indemnified Party may proceed against Indemnifying Party directly and independently of any other Indemnifying Party, and that any extension, forbearance, amendment, or acceptance, release or substitution of security, or any impairment or suspension of Indemnified Party’s remedies or rights against another Indemnifying Party or the cessation of the liability for indemnification hereunder of another Indemnifying Party for any reason other than full satisfaction of the indemnification obligation at issue, shall not in anywise affect the liability of Indemnifying Party hereunder.

ARTICLE V
PUBLIC DISCLOSURE

Section 5.01 Public Disclosure. The Parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties may make such disclosure to the extent permitted above or to the extent required by applicable Law, including the requirements of the New York Stock Exchange or the United States Securities and Exchange Commission, and their applicable counterparts in the People’s Republic of China.

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Section 5.02 Equitable Relief. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article IV and other remedies at law may be inadequate in the case of any breach of the covenants contained in this Article V. Accordingly, either Party shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

ARTICLE VI
GENERAL PROVISIONS

Section 6.01 No Partnership. Nothing contained in this Agreement shall create or shall be construed as creating a partnership, a joint venture or an agency relationship between the Parties to this Agreement. The Parties agree to perform in accordance with this Agreement only as independent contractors. Neither Party has the right or authority to assume or create any obligations or responsibilities, express or implied, on behalf of the other Party, and neither Party may bind the other Party in any manner or thing whatsoever. Neither Party shall be liable, except as expressly provided otherwise in this Agreement, for any expenses, liabilities or other obligations incurred by the other.

Section 6.02 Expenses. Each Party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby.

Section 6.03 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by SunSpark and SolarMax.

Section 6.04 Notices. Any notice, request, instruction or other document to be given or delivered hereunder by a Party hereto shall be in writing and shall be deemed to have been delivered, (a) when received if given in Person or by courier or a courier service, or (b) on the date of transmission if sent by electronic mail on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day. Notices shall be sent to the Parties at the addresses set forth below. Any Party may, by like notice, change the address, person, e-mail to which notice shall be sent.

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If to SolarMax, to:

SolarMax Technology, Inc.
3080 12th Street
Riverside, CA 92507
Attention: David Hsu
E-mail: davidh@solarmaxtech.com

If to SunSpark, to:

SunSpark Technology Inc.
3080 12th Street
Riverside, CA 92507
Attention: Jie Zhang
E-mail: zjf@sunsparkzj.net

Section 6.05 Waivers. Except as otherwise provided in Section 4.03, the failure of a Party hereto at any time or times to require strict performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 6.06 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that, except with the written consent of the other Party, no assignment of this Agreement or any rights or obligations hereunder, by operation of Law or otherwise, may be made by either Party, other than to an at least eighty percent (80%) owned Subsidiary of such Party (but no such assignment shall relieve the assigning Party of its obligations hereunder), and any assignment in contravention of this Section 6.06 shall be of no effect and shall be void.

Section 6.07 Captions. Captions of Sections or Articles of this Agreement are included for reference only, shall not be construed as part of this Agreement and shall not be used to define, limit, extend or interpret the terms of this Agreement.

Section 6.08 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

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Section 6.09 Entire Understanding; Conflicts. This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements, arrangements and understandings, both written and oral, among the Parties relating to the subject matter hereof.

Section 6.10 Language. Each of SunSpark and SolarMax agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against SunSpark or SolarMax. Each of SunSpark and SolarMax and their respective counsel have reviewed and negotiated the terms of this Agreement.

Section 6.11 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of California, without giving effect to the principles of conflicts of law thereof.

Section 6.12 Jurisdiction for Disputes. Subject to the provisions of Section 4.01 and Section 4.02 which shall govern any claim for indemnification as discussed therein, each Party to this Agreement hereby (a) irrevocably consents and submits to the sole and exclusive jurisdiction of the United States District Court for the Central District of California and any state court in the State of California that is located in Riverside County (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding; (b) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such proceeding in any such court or that any such proceeding was brought in an inconvenient forum; (c) agrees to service of process in any such proceeding by mailing of copies thereof to such Party at its address set forth in Section 6.04; (d) agrees that any service made as provided herein shall be effective and binding service in every respect; and (e) agrees that nothing herein shall affect the rights of either Party to effect service of process in any other manner permitted by Law.

Section 6.13 Cumulative Remedies. Each and every right and remedy under this Agreement is cumulative with each and every other right and remedy in this Agreement or in any other agreement between the Parties or under applicable Law.

Section 6.14 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other part(ies). The original signature copy shall be delivered to the other part(ies) by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

Section 6.15 Language. This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement.

Section 6.16 Sunrun Approved Vendor List. SolarMax will use commercially reasonable efforts to assist SunSpark for inclusion on the approved vendor list of Sunrun Inc.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SUNSPARK TECHNOLOGY INC.

By:	/s/ David Hsu
Name:	David Hsu
Title:	CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ Jie Zhang
Name:
Title:

[SIGNATURE PAGE TO SOLAR MODULE SUPPLY AGREEMENT]

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Attachment A

Modules; Specifications

SMX-250P
- Specifications: Pmax: 250w; Power tolerance:0~3%; Vmp:30.50V; Imp:8.20A; Voc:37.70V; Isc:8.85A ; Fire performance: type2

SMX-255P
- Specifications: Pmax: 255w; Power tolerance:0~3%; Vmp:30.8V; Imp:8.28A; Voc:38.0V; Isc:8.92A; Fire performance: type2

SMX-260P
- Specifications: Pmax: 260w; Power tolerance:0~3%; Vmp:31.1V; Imp:8.37A; Voc:38.1V; Isc:8.98A_; Fire performance: type2

SMX-265P
- Specifications: Pmax: 265w; Power tolerance:0~3%; Vmp:31.4V; Imp:8.44A; Voc:38.6V; Isc:9.03A_; Fire performance: type2

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Attachment B

Limited Performance Warranty

SunSpark guarantees that for a period of 25 years from the date of delivery, each Module will maintain performance as set forth below:

•	During the first year, SunSpark guarantees the actual power output of such Module will be no less than 97.5% of the labeled power output; and

•	Thereafter, the actual power output of such Module will be no less than 80% of the labeled power output.

In the event it is determined that there is a negative deviation of actual performance from the foregoing Limited Performance Warranty, then SunSpark will, at its option, either (i) repair or replace the Modules, (ii) provide supplemental Modules to meet the minimum power output, or (iii) refund a prorated portion of the purchase price commensurate with the lost power.

Limited Product Warranty

SunSpark warrants that its Modules will be free from defects in materials and workmanship under normal application, use, installation, operation and service for a period of ten (10) years from the date of sale to the end user customer (“Customer”) that purchases Modules from an authorized channel partner, installer or original equipment manufacturer. If the Modules do not conform to the foregoing sentence, SunSpark will, at its option, either repair or replace the Modules, or refund a prorated portion of the purchase price paid by the Customer. If replaced or repaired, the replacement or repaired Modules will be covered by this Limited Product Warranty for the remainder of the returned Modules’ Limited Product Warranty period. This Limited Product Warranty does not warrant a specific power output, which is exclusively covered under the Limited Performance Warranty set forth above.

Exceptions

The Limited Performance Warranty and Limited Product Warranty set forth above DO NOT apply to any Module which has been subjected to negligence in transportation, handling, storage or use, or has been repaired, or in any way tampered with, or which has been subjected to extraordinary salt or chemical exposure, or which has been subjected to improper installation, application, alteration, unauthorized service, or which has been subjected to power failure surges, flood, fire, direct or indirect lightning strikes, or other acts of nature.

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AMENDMENT NO. 1 TO
SOLAR MODULE SUPPLY AGREEMENT

THIS AMENDMENT NO. 1 TO SOLAR MODULE SUPPLY AGREEMENT, dated as of June 17, 2016 (this “Amendment”), by and between SunSpark Technology Inc., a California corporation (“SunSpark”), and SolarMax Technology, Inc., a Nevada corporation (“SolarMax”). SunSpark and SolarMax together shall be referred to as the “Parties” and individually as a “Party”.

WHEREAS, SunSpark and SolarMax are parties to that certain Solar Module Supply Agreement dated as of June 1, 2016 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement, on and subject to the terms of this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the Agreement is amended in the following manner:

1. Terms of the Amendment. Section 2.09 of the Agreement is hereby amended and restated in its entirety to read as follows:

Part 1. Section 2.09 Returns and Refunds. Intentionally deleted.

2. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Amendment.

3. Continuing Effect of the Agreement. This Amendment shall not constitute an amendment of any other provision of the Agreement not expressly referred to herein. Except as expressly amended, the Agreement is and shall remain in full force and effect, and this Amendment shall be effective and binding upon SunSpark and SolarMax upon execution and delivery by SunSpark and SolarMax.

4. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

5. Governing Law; Language. The provisions of the Agreement relating to governing law set forth in the Agreement shall apply to this Amendment. This Amendment has been initially written in the English language; in the event of any conflict between the original English version and any translations into other languages, this original English version shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

SUNSPARK:

SUNSPARK TECHNOLOGY INC.

By:	/s/ Jie Zhang
Name:	Jie Zhang
Title:	Authorized Signatory

SOLARMAX:

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
Name:	David Hsu
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO SOLAR MODULE SUPPLY AGREEMENT]

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